UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 7, 2010

Rimage Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 944-8144

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 though 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective July 7, 2010, Rimage Corporation and James R. Stewart entered into a letter agreement relating to Mr. Stewart’s service as the Company’s Chief Financial Officer, a copy of which is attached hereto as Exhibit 10.1  Mr. Stewart will become the Company’s Chief Financial Officer effective the later of (i) his start date or (ii) immediately after the Company files its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  If Mr. Stewart begins employment prior to the date that the Company files its Form 10-Q, he will be an employee of the Company until the effective date of his appointment as the Chief Financial Officer.  Mr. Stewart is expected to start his employment with the Company on July 26, 2010.

Prior to joining the Company, Mr. Stewart, age 53, had been the Chief Financial Officer of Comm-Works Incorporated, a privately-held provider of voice and data infrastructure services located in Minneapolis Minnesota, since 2006.  In his role as the Chief Financial Officer, Mr. Stewart was responsible for the leadership of Comm-Works’ financial operations, provided financial and strategic planning leadership, and led Comm-Works in various acquisitions and lender refinancing.  From 2003 to 2006, Mr. Stewart served as the Senior Vice President Finance H.R. Solutions for Ceridian Corporation, a publicly held information services company principally serving the human resource, transportation and retail markets.  While at Ceridian Corporation, Mr. Stewart supervised a large staff and was responsible for finance matters in Ceridian’s human resource solutions business segment, including financial planning, analysis, and reporting for that business segment, general accounting, pricing, contracts, billing, accounts receivable and payable, finance systems, and client funds management and facilities.  From 2001 to 2003, Mr. Stewart was the Chief Financial Officer of Optical Solutions, Inc., a venture-backed private company that marketed and manufactured passive optical access solutions that was acquired by Calix, Inc. in 2005.  While at Optical Solutions, Mr. Stewart led two successful rounds of financing, including providing presentations to investors.  He also led an effort to reduce cash utilization, negotiated key manufacturing relationships, developed compensation programs, and established corporate financial policies and procedures.  Mr. Stewart has a masters of business administration degree and a bachelor of science degree in accounting and finance, both from the University of Minnesota in Minneapolis, Minnesota.

The Board of Directors and Compensation Committee approved the appointment of Mr. Stewart, as well as the compensation described in the offer letter.  Pursuant to the offer letter, Mr. Stewart will receive a base salary of $225,000 per year, an opportunity to earn a cash bonus equal to 50% of his base salary under the Company’s cash bonus program for executive officers, and the stock option and restricted stock awards described below.  On the effective date of his appointment as the Company’s Chief Financial Officer, Mr. Stewart will receive a one-time bonus payment of $25,000 less applicable taxes and withholdings.  If Mr. Stewart’s employment with the Company ends prior to his one year anniversary date other than for business reasons, Mr. Stewart will be required to reimburse the Company for the total cost of this bonus and applicable taxes.  Mr. Stewart is also eligible to participate in the Company’s benefit programs. In addition, Mr. Stewart will enter into the Company’s form of non-disclosure and non-competition agreement and the Company’s current form of severance and change of control letter agreement, a copy of which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2008.

In connection with Mr. Stewart’s hiring, the Company will grant Mr. Stewart a non-qualified stock option to purchase 65,000 shares of the Company’s common stock and 5,000 shares of restricted stock. The restrictions on the restricted stock award will lapse in full on the first anniversary of the date of grant. The option and restricted stock awards will also be subject to the Company’s standard form of equity award agreements, as well as the terms and conditions of the Company’s 2007 Stock Incentive Plan.  As required by the Company’s equity granting policy, the stock option and restricted stock awards will be granted on the later of the first day of Mr. Stewart’s employment or the first day on which transactions in Rimage’s securities would be permitted under Rimage’s trading policy.

The Company announced the appointment of Mr. Stewart by a press release issued on July 12, 2010, which is attached hereto as Exhibit 99.1.

Concurrently with Mr. Stewart’s appointment as the Company’s Chief Financial Officer, Robert M. Wolf will cease serving as the Company’s Chief Financial Officer.  Mr. Wolf will continue to remain employed by the Company for a period of time in order to facilitate Mr. Stewart’s transition and to provide other services as may be requested by the Board of Directors.  However, the Company may terminate this transition period upon fourteen days’ written notice, with or without cause.  The effective date of termination of this transition period will be the effective date of the termination of Mr. Wolf’s employment with the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Letter from Rimage Corporation to James R. Stewart regarding offer of employment accepted on July 7, 2010.

99.1	Press Release issued by Rimage Corporation on July 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIMAGE CORPORATION

By:	/s/ Sherman L. Black
Sherman L. Black Chief Executive Officer

Date:  July 12, 2010